Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

[PNC LOGO]

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNINGS GROW 25 PERCENT

PITTSBURGH, April 21, 2004 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported first quarter net income of $328 million, or $1.15 per diluted share, compared with net income of $262 million, or $.92 per diluted share, for the first quarter of 2003. Net income for the fourth quarter of 2003 was $274 million, or $.98 per diluted share.

“Our strategy for growth is working,” said James E. Rohr, chairman and chief executive officer. “While the first quarter included some one-time items, our core businesses are generating momentum. Fee-based income increased, loans and deposits were up, asset quality improved to very high levels and we successfully integrated United National. As we continue to acquire customers and grow existing relationships, and as interest rates rise and loan demand improves, we believe the outlook for the remainder of 2004 is positive.”

HIGHLIGHTS

•	Return on average common equity rose to 18.84 percent, compared with 15.76 percent for the first quarter of 2003, while return on average assets increased to 1.81 percent for the first quarter of 2004, compared with 1.61 percent for the first quarter of 2003.

•	Noninterest income grew 15 percent versus the first quarter of 2003, driven in part by a 15 percent growth in assets under management to a record $361 billion at March 31, 2004 compared with March 31, 2003. Noninterest income also reflected a $34 million pre-tax gain related to the sale of the Corporation’s modified coinsurance contracts.

•	Average deposits totaled $47.3 billion, an increase of 6.6 percent over the first quarter of 2003.

•	The integration and systems conversion of United National Bancorp has been highly successful to date, and United National’s contributions to PNC’s results were in line with management expectations.

•	Efficiency initiatives in 2003 and 2004 resulted in incremental expense savings of $47 million in the first quarter of 2004, compared with $34 million for the fourth quarter of 2003 and $16 million a year ago.

•	Asset quality strengthened further, as nonperforming loans as a percentage of total loans fell to .49 percent compared with .78 percent at December 31, 2003 and .95 percent at March 31, 2003. As a result of this improvement, the provision for credit losses was reduced to $12 million versus $34 million in the fourth quarter of 2003 and $36 million in the first quarter of 2003.

See the “Reconciliation of Quarterly GAAP Earnings to Normalized Earnings” included in the Consolidated Financial Highlights accompanying this news release for a description of certain items impacting the comparability of net income for the first quarter of 2004 with the fourth and first quarters of 2003.

BUSINESS SEGMENT RESULTS

Total business segment earnings for the first quarter of 2004 were $326 million, an increase of $58 million compared with the first quarter of 2003 and an increase of $3 million compared with the fourth quarter of 2003. The growth in business segment earnings compared with the first quarter of 2003 reflected overall improved asset quality, higher earnings from asset management activities and increased fees from customers.

The Consolidated Financial Highlights include a reconciliation of total business earnings to total consolidated earnings and a reconciliation of net interest income as reported under generally accepted accounting principles (“GAAP”) to taxable-equivalent net interest income. The “Other” category in the Business Segment Earnings (Loss) table in the Consolidated Financial Highlights, together with the cumulative effect of an accounting change in the fourth quarter of 2003, reflects differences between total business segment earnings and consolidated earnings as reported in the first paragraph of this news release. “Other” for the first quarter of 2004 included a $34 million pre-tax gain from the sale of PNC’s modified coinsurance contracts. The results reported in this news release reflect changes in the Corporation’s methodology for reporting business segment results, which were reported on April 5.

Banking Businesses

Regional Community Banking

Regional Community Banking earnings totaled $102 million for the first quarter of 2004 compared with $127 million for the fourth quarter of 2003 and $106 million for the first quarter of 2003. First quarter 2004 earnings reflected an increased provision for credit losses due to management’s decision to change the charge-off policy related to smaller nonperforming commercial loans. The following table highlights certain significant items contained within Regional Community Banking’s earnings:

In millions, after tax	First quarter 2004	Fourth quarter 2003	First quarter 2003
United National one-time acquisition-related costs	$(7)
Provision for credit losses	(19)	$(9)	$(4)
Gains on sale of education loans		5
All other earnings	128	131	110

Earnings	$102	$127	$106

All other earnings of $128 million increased 16 percent over the prior year first quarter primarily due to higher net interest income resulting from a continued focus on growing checking relationships and the home equity lending business. Home equity loans grew 23 percent on average compared with the first quarter of 2003, while demand deposit account balances grew by 16 percent on average over the same period. In addition, noninterest income growth was commensurate with the growth in the customer base.

The decrease in all other earnings for the first quarter of 2004 versus the fourth quarter of 2003 was primarily a result of a decline in noninterest income associated with the seasonality of certain deposit-related fees. The increase in home equity loans included the purchase of a portfolio of approximately $660 million during the first quarter of 2004.

Wholesale Banking

Wholesale Banking reported first quarter 2004 earnings of $122 million, an increase of $5 million over the prior quarter and an increase of $28 million over the first quarter of 2003. The increase versus the year-earlier period reflected lower provision for credit losses and higher net gains from loans held for sale related to the continued liquidation of the institutional lending repositioning portfolio that was established in 2001. Total average loans outstanding increased slightly, to $14.6 billion, compared with the fourth quarter of 2003 as a result of the acquisition of United National.

PNC Advisors

PNC Advisors’ earnings totaled $31 million for the first quarter of 2004 compared with $20 million for both the fourth and first quarters of 2003. The increase in earnings compared with the prior quarter was attributable to a $10 million pre-tax gain, which was recognized during the first quarter of 2004, from the sale of certain investment consulting activities of Hawthorn as well as the comparative impact of a $5 million pre-tax charge related to certain employment contracts recognized in the fourth quarter of 2003. The increase in earnings compared with the first quarter of 2003 was due to the sale of the investment consulting activities, higher investment management revenue resulting from the impact of comparatively stronger equity markets and higher brokerage revenue reflecting increased retail trading activity. The increase in noninterest expense from the first quarter of 2003 to the first quarter of 2004 was partially due to variable expenses associated with higher brokerage production.

Asset Management and Processing Businesses

BlackRock

BlackRock’s earnings totaled $55 million for the first quarter of 2004, an increase of 34 percent and 57 percent compared with the fourth quarter of 2003 and the first quarter of 2003, respectively. Stronger earnings were attributable to increased revenue resulting from a growing base of assets under management—BlackRock’s assets under management at March 31, 2004 were $321 billion, up $12 billion versus December 31, 2003 and up $47 billion versus March 31, 2003—and to a $9 million aftertax gain related to resolving a State of New York tax audit. Compared with the fourth quarter of 2003, these impacts were partially offset by a 16 percent increase in operating expenses due in part to a $6 million impairment charge on intangible assets related to the orderly liquidation of a particular fund. BlackRock is approximately 71 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 29 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s consolidated income statement and are included in the “Other” category in the Business Segment Earnings (Loss) table in the Consolidated Financial Highlights.

PFPC

Earnings from PFPC totaled $16 million for the first quarter of 2004 compared with $18 million for the fourth quarter of 2003 and $13 million for the first quarter of 2003. The year-over-year increase in earnings was primarily attributable to improved equity market conditions, net new business and retirement of debt outstanding. The decline in earnings from the sequential quarter was primarily due to increased staff expense. PFPC was awarded several significant new client business opportunities during the quarter, and its accounting and custody servicing assets increased as of March 31, 2004 compared with March 31, 2003 by 19 percent and 18 percent, respectively.

“Other”

As part of the revised segment reporting methodology, the “Other” category includes asset and liability management activities, related net securities gains, equity management activities, minority interest in income of BlackRock, differences between business segment performance reporting and financial statement reporting, corporate overhead and intercompany eliminations. Earnings of $2 million were reported in “Other” for the first quarter of 2004, compared with a net loss of $21 million for the fourth quarter of 2003 and a net loss of $6 million for the first quarter of 2003.

The initial adoption, as of October 1, 2003, of new accounting requirements related to existing modified coinsurance contracts was reported in PNC’s Consolidated Statement of Income as the cumulative effect of an accounting change and reduced fourth quarter 2003 net income by $28 million. Subsequent to the initial adoption, the application of the new accounting requirements increased other noninterest income by $8 million for the fourth quarter of 2003. During the first quarter of 2004, PNC recognized a $34 million pre-tax gain on the sale of its modified coinsurance contracts.

The improvement in “Other” for the first quarter of 2004 was primarily attributable to the $34 million pre-tax gain from the sale of the Corporation’s modified coinsurance contracts described above and positive results from equity management activities. These items more than offset the comparative favorable impacts of a $25 million pre-tax settlement related to vehicle leasing in the fourth quarter of 2003 and significantly higher net securities gains in the first quarter of 2003.

CONSOLIDATED REVENUE REVIEW

Total revenue represents the sum of taxable-equivalent net interest income and noninterest income. Total revenue was $1.408 billion for the first quarter of 2004, an increase of $59 million compared with the fourth quarter of 2003 and an increase of $107 million compared with the first quarter of 2003.

Net Interest Income

Taxable-equivalent net interest income totaled $497 million for the first quarter of 2004 compared with $488 million for the fourth quarter of 2003 and $506 million for the first quarter of 2003. The net interest margin was 3.30 percent, a decrease of eight basis points compared with the sequential quarter and a decrease of 46 basis points compared with the first quarter of 2003. The low interest rate environment, sales and maturities of securities that were replaced with lower-yielding securities, the adoption of FIN 46R and a change in the classification of trust preferred securities resulted in the decline in net interest margin. The acquisition of United National added $30 million of net interest income during the quarter.

Noninterest Income

Noninterest income totaled $911 million and represented 65 percent of total revenue for the first quarter of 2004, compared with $861 million and 64 percent, respectively, for the fourth quarter of 2003 and $795 million and 61 percent, respectively, for the first quarter of 2003. The United National acquisition contributed $7 million to noninterest income for the first quarter of 2004.

Asset management and fund servicing fees for the first quarter of 2004 increased $34 million on a combined basis compared with the fourth quarter of 2003 and $56 million compared with the first quarter of 2003. The increases were driven by growth in assets managed and serviced as well as improved equity market conditions. Traditional banking noninterest income for the first quarter of 2004, which includes service charges on deposits, brokerage, and consumer and corporate services, increased $6 million on a linked quarter basis and $32 million compared with the year-earlier period. The increases were primarily due to higher net gains on loans held for sale and brokerage activity. The increase relative to the fourth quarter of 2003 was partially offset by the seasonality of certain consumer fees.

Equity management gains were $7 million for the first quarter of 2004, reversing a 14-quarter trend of losses or break-even results. Net securities gains were $15 million in the first quarter of 2004 and fourth quarter of 2003, compared with $56 million a year ago. The first quarter of last year included $25 million of gains related to the liquidation of the PAGIC entities.

Other noninterest income typically fluctuates from period to period depending on the nature and magnitude of transactions completed and, in the first quarter of 2004, included the $34 million pre-tax gain related to the sale of the Corporation’s modified coinsurance contracts, $15 million of private equity dividends and the $10 million pre-tax gain related to the sale of certain Hawthorn investment consulting activities. The fourth quarter of 2003 included higher trading revenues, gains on education loans and other asset sales and gains on the revaluation of the modified coinsurance contracts.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense

Noninterest expense totaled $895 million for the first quarter of 2004, compared with $858 million for the fourth quarter of 2003 and $856 million for the first quarter of 2003. The efficiency ratio was 64 percent for the first quarter of 2004 compared with 64 percent in the fourth quarter of 2003 and 66 percent in the first quarter of 2003.

The following table highlights changes in specific items contained within consolidated noninterest expense:

In millions	First quarter 2004	Fourth quarter 2003	First quarter 2003
United National acquisition – excluding one-time costs (a)	$22
United National acquisition one-time costs (b)	10
BlackRock impairment of intangible assets	6
Vehicle leasing settlement (c)		$(25)
PAGIC liquidation costs (c)			$29
Facilities charge (d)			23
PNC Foundation contribution (c)		12
PNC Advisors employment contracts charge (e)		5
Distributions on capital securities			14
All other	857	866	790

Noninterest expense	$895	$858	$856

(a)	Included in all noninterest expense categories in the Consolidated Statement of Income.
(b)	Included in “Staff,” “Marketing” and “Other” noninterest expense in the Consolidated Statement of Income.
(c)	Included in “Other” noninterest expense in the Consolidated Statement of Income.
(d)	Included in “Net occupancy” in the Consolidated Statement of Income.
(e)	Included in “Staff” in the Consolidated Statement of Income.

All other noninterest expense for the first quarter of 2004 decreased $9 million compared with the fourth quarter of 2003. The decline was primarily due to decreases in incentive compensation and pension expense, and a $13 million incremental benefit from efficiency initiatives in the first quarter of 2004. These changes more than offset the impact of increases in marketing and other expenses.

All other noninterest expense for the first quarter of 2004 increased $67 million compared with the first quarter of 2003. The increase was driven by higher sales-based and stock-based incentive compensation, the adoption of FIN 46R and higher expense accruals. These changes more than offset the benefit of lower pension expense in the comparison and a $31 million incremental benefit in 2004 from efficiency initiatives. All other noninterest expense included $32 million related to the acquisition of United National, $10 million of which was one-time acquisition-related expenses.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $74.1 billion at March 31, 2004 compared with $68.2 billion at December 31, 2003 and $68.6 billion at March 31, 2003. The increase in assets was primarily attributable to the acquisition of United National, an increase in securities and the purchase of a portfolio of home equity loans.

Average interest-earning assets were $60.1 billion for the first quarter of 2004 compared with $57.1 billion and $54.0 billion for the fourth and first quarters of 2003, respectively.

Average total loans of $36.7 billion increased by $2.4 billion over the fourth quarter of 2003 and by $1.6 billion over the first quarter of 2003. The increase in average total loans compared with the fourth quarter of 2003 was primarily attributable to the addition of loans from the acquisition of United National and the purchase of approximately $660 million of home equity loans in the first quarter of 2004. These factors, partially offset by declines in lease financing and commercial loans, contributed to the increase in average loans compared with the first quarter of 2003.

Average total deposits were $47.3 billion, an increase of $2.4 billion over the fourth quarter of 2003 and an increase of $2.9 billion over the first quarter of 2003. The increase in deposits was primarily attributable to the acquisition of United National. Average total deposits represented 65 percent of total sources of funds for both the first quarter of 2004 and the fourth quarter of 2003 and 67 percent for the first quarter of 2003. Aggregate average interest-bearing demand and money market and average demand and other non-interest bearing deposits were $34.8 billion for the first quarter of 2004 compared with $33.8 billion for the fourth quarter of 2003 and $32.2 billion for the first quarter of 2003. The increase in these deposits was due primarily to the acquisition of United National.

Average borrowed funds were $13.1 billion for the first quarter of 2004, $12.4 billion for the fourth quarter of 2003 and $8.7 billion for the first quarter of 2003. The addition of $1.2 billion of junior subordinated debentures at December 31, 2003 related to the deconsolidation of the trust preferred securities under FIN 46R and the issuance of $600 million of subordinated notes in November 2003 contributed to the increase in average borrowed funds for the first quarter of 2004 compared with both 2003 quarters. The impact of these increases compared with the fourth quarter of 2003 was partially offset by a decrease in other borrowed funds. The addition of commercial paper related to Market Street Funding Corporation resulting from the adoption, effective July 1, 2003, of FIN 46R also contributed to the increase in average borrowed funds compared with the first quarter of 2003.

Shareholders’ equity totaled $7.2 billion at March 31, 2004, $6.6 billion at December 31, 2003 and $6.8 billion at March 31, 2003. The regulatory capital ratios at March 31, 2004 are estimated to be 7.7 percent for Leverage, 9.0 percent for Tier 1 and 13.0 percent for Total Risk-based Capital.

Common shares outstanding at March 31, 2004 were 282 million, an increase of five million over December 31, 2003, principally due to the issuance of common shares for the acquisition of United National. As reported on February 20, 2004, the PNC board of directors authorized the Corporation to repurchase up to 20 million shares of common stock. The new repurchase program is a continuation of the prior repurchase program. During the first quarter of 2004, the Corporation purchased 2.2 million common shares at a total cost of $125 million. The extent and timing of share repurchases during the remainder of the program will depend on a number of factors, including, among others, market and general economic conditions, regulatory and economic capital considerations, alternative uses of capital and the potential impact on PNC’s credit rating.

ASSET QUALITY REVIEW

Overall asset quality improved substantially during the first quarter of 2004, following the significant improvements achieved in 2003. At March 31, 2004, nonperforming assets totaled $229 million compared with $328 million at December 31, 2003 and $408 million at March 31, 2003. The decrease in nonperforming assets relative to December 31, 2003 reflected an $81 million reduction in nonperforming commercial nonaccrual loans and a $23 million decline in nonperforming loans held for sale, partially offset by the addition of $12 million of nonperforming loans as a result of the United National acquisition. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .59 percent at March 31, 2004 compared with .92 percent at December 31, 2003 and 1.10 percent at March 31, 2003.

Nonperforming loans were $183 million at March 31, 2004 compared with $266 million at December 31, 2003 and $335 million at March 31, 2003. The decrease in non-performing loans compared with both earlier periods was due to improvements in asset quality, asset sales and a change in the charge-off policy related to smaller commercial nonperforming loans, partially offset by the addition of $12 million of nonperforming loans related to the United National acquisition. The ratio of nonperforming loans to total loans was ..49 percent at March 31, 2004 compared with .78 percent at December 31, 2003 and .95 percent at March 31, 2003.

At March 31, 2004, nonperforming loans held for sale totaled $4 million compared with $27 million at December 31, 2003 and $61 million at March 31, 2003. The reduction in nonperforming loans held for sale was primarily due to principal reductions of $14 million and net sales of $7 million. Nonperforming loans held for sale are carried at lower of cost or market value.

Foreclosed and other assets totaled $42 million at March 31, 2004 compared with $35 million at December 31, 2003 and $12 million at March 31, 2003. The balance at March 31, 2004 and at December 31, 2003 included the Corporation’s repossession of collateral during the second quarter of 2003 related to an airline industry credit.

The provision for credit losses was $12 million for the first quarter of 2004 compared with $34 million for the fourth quarter of 2003 and $36 million for the first quarter of 2003. The decrease in the provision for credit losses was due to the overall improvement in credit quality of the loan portfolio, which reflected a decline in nonperforming loans and a reduction in problems related to performing credit.

The allowance for credit losses was $604 million at March 31, 2004, and represented 1.61 percent of total loans and 330 percent of nonperforming loans. The comparable amounts and ratios were $632 million, 1.85 percent and 238 percent at December 31, 2003 and $680 million, 1.93 percent and 203 percent at March 31, 2003. The allowance for unfunded loan commitments and letters of credit was $90 million at both March 31, 2004 and December 31, 2003 and $77 million at March 31, 2003.

Net charge-offs were $62 million for the first quarter of 2004 compared with $49 million for the fourth quarter of 2003 and $36 million for the first quarter of 2003. The increase in net charge-offs was primarily due to management’s decision to change the charge-off policy related to smaller nonperforming commercial loans. This change resulted in an increase in net charge-offs of $24 million during the first quarter of 2004.

ASSETS UNDER MANAGEMENT AND ADMINISTRATION/

FUND ASSETS AND SHAREHOLDER ACCOUNTS SERVICED

Assets under management were $361 billion at March 31, 2004 compared with $354 billion at December 31, 2003 and $313 billion at March 31, 2003. Growth in fixed income assets managed by BlackRock was the primary driver in the increases.

BlackRock’s assets under management were $321 billion at March 31, 2004, $309 billion at December 31, 2003 and $274 billion at March 31, 2003. Growth in assets under management since December 31, 2003 reflected net subscriptions of $7 billion and net market appreciation of $5 billion.

Assets under management at PNC Advisors totaled $48 billion at March 31, 2004, $53 billion at December 31, 2003 and $49 billion at March 31, 2003. Nondiscretionary assets under administration at PNC Advisors totaled $94 billion at March 31, 2004, $87 billion at December 31, 2003 and $81 billion at March 31, 2003. The changes in assets under management and assets under administration at PNC Advisors compared with the sequential quarter were primarily due to the sale of certain Hawthorn consulting activities. This transaction had the effect of moving $6 billion from assets under management to assets under administration.

PFPC provided accounting/administration services for $683 billion of net fund investment assets and provided custody services for $411 billion of fund investment assets at March 31, 2004. The comparable amounts were $667 billion and $401 billion, respectively, at December 31, 2003, and $573 billion and $347 billion, respectively, at March 31, 2003. Increases in these statistics for both accounting/administration and custody reflected net new business, improved equity market conditions and asset inflows from existing business. Total assets serviced by PFPC were $1.7 trillion at March 31, 2004, $1.6 trillion at December 31, 2003 and $1.4 trillion at March 31, 2003.

PFPC serviced approximately 22 million transfer agency shareholder accounts at March 31, 2004, compared with 21 million at both December 31, 2003 and March 31, 2003. Subaccounting shareholder accounts serviced by PFPC totaled 33 million at March 31, 2004, 32 million at December 31, 2003 and 27 million at March 31, 2003.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and PNC Vice Chairman and Chief Financial Officer William S. Demchak will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 (domestic) or (706) 643-0187 (international). A taped replay of the call will be available for one week at (800) 642-1687 (domestic) and (706) 645-9291 (international); enter conference ID 6478673.

In addition, internet access to the call (listen-only) and to PNC’s first quarter 2004 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” The earnings press release and related financial supplement, which includes significant financial information that will be discussed on the conference call, will be available on PNC’s website prior to the beginning of the conference call. A replay of the webcast will be available on PNC’s website for 30 days.

The conference call may include a discussion of non-GAAP financial measures, which is qualified by GAAP reconciliation information included in this news release or otherwise available on PNC’s website under “For Investors.” The conference call may include forward-looking information which, along with the supplementary financial information and this news release, is subject to the cautionary statement that follows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains, and other statements that the Corporation may make may contain, forward-looking statements with respect to the Corporation’s outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Corporation’s business operations or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “position,” “target,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “objective,” “plan,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “seek,” “strive,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Corporation assumes no duty and does not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in PNC’s SEC reports and those discussed elsewhere in this news release, forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those anticipated in forward-looking statements or from historical performance: (1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, money supply or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of credit losses; (b) the extent of funding of unfunded loan commitments and letters of credit; (c) allowances for credit losses and unfunded loan commitments and letters of credit; (d) demand for credit or fee-based products and services; (e) net interest income; (f) value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet and off-balance sheet assets; or (g) the availability and terms of funding necessary to meet PNC’s liquidity needs; (2) the impact of legal and regulatory developments (including (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the regulatory examination process, PNC’s failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax law; and (e) changes in accounting policies and principles), with the impact of any such developments possibly affecting the ability of PNC to operate its businesses, PNC’s financial condition or results of operations, or PNC’s reputation, which in turn could have an impact on such matters as business generation and retention, the ability to attract and retain management, liquidity and funding; (3) the impact of changes in the nature or extent of competition; (4) the introduction, withdrawal, success and timing of business initiatives and strategies; (5) customer acceptance of PNC’s products and services and their borrowing, repayment, investment and deposit practices; (6) the impact of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults that could affect, among other things, credit and asset quality risk and the provision for credit losses; (7) the ability to identify and effectively manage risks inherent in PNC’s business; (8) how PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in PNC businesses; (9) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others; (10) the timing and pricing of any sales of loans or other financial assets held for sale; (11) the ability of PNC to obtain desirable levels of insurance and whether or not insurance coverage for claims by PNC is denied; (12) relative and absolute investment performance of assets under management; and (13) the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or PNC specifically.

In addition, PNC’s forward-looking statements are also subject to risks and uncertainties related to the United National Bancorp acquisition and the expected consequences of the integration of its business into that of PNC, including the following: (a) the completion of the integration of United National’s business and operations into PNC may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to PNC’s businesses, including those acquired in the acquisition; (b) the anticipated cost savings of the acquisition may take longer than expected to be realized, may not be achieved, or may not be achieved in their entirety; and (c) the anticipated benefits to PNC are dependent in part on the performance of United National’s business in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to the performance of PNC’s and United National’s business (with respect to United National, see United National’s SEC reports, also accessible on the SEC’s website) or due to factors related to the acquisition of United National and the process of integrating it into PNC. Any future mergers, acquisitions, restructurings, divestitures or related transactions will also be subject to similar risks and uncertainties related to the ability to realize expected cost savings or revenue enhancements or to implement integration plans.

In addition, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance that involve BlackRock are discussed in more detail and additional factors are identified in BlackRock’s SEC reports, accessible on the SEC’s website and on BlackRock’s website at www.blackrock.com.

The Corporation’s SEC reports, accessible on the SEC’s website at www.sec.gov and on PNC’s website at www.pnc.com, contain additional information about the foregoing risks and uncertainties and identify additional factors that could affect the results anticipated in forward-looking statements or from historical performance.

The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation’s largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

[TABULAR MATERIAL FOLLOWS]

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the quarter ended
Dollars in millions, except per share data Unaudited	March 31 2004	December 31 2003	March 31 2003
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)	$497	$488	$506
Noninterest income	911	861	795

Total revenue	$1,408	$1,349	$1,301

Income before cumulative effect of accounting change	$328	$302	$262
Cumulative effect of accounting change		(28)

Net income	$328	$274	$262

Diluted earnings (loss) per common share
Income before cumulative effect of accounting change	$1.15	$1.08	$.92
Cumulative effect of accounting change		(.10)

Net income	$1.15	$.98	$.92

Cash dividends declared per common share	$.50	$.50	$.48

SELECTED RATIOS
Based on income before cumulative effect of accounting change
Net interest margin	3.30%	3.38%	3.76%
Noninterest income to total revenue (b)	65	64	61
Efficiency (c)	64	64	66
Based on net income
Return on
Average common shareholders’ equity	18.84%	16.67%	15.76%
Average assets	1.81	1.57	1.61

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a)	The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. A reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis follows (in millions):

	For the quarter ended
	March 31 2004	December 31 2003	March 31 2003
Net interest income, GAAP basis	$494	$485	$503
Taxable-equivalent adjustment	3	3	3

Net interest income, taxable-equivalent basis	$497	$488	$506

(b)	Calculated as total noninterest income divided by the sum of net interest income and noninterest income. The ratio presented for the quarter ended December 31, 2003 excludes the impact of revenue included in the cumulative effect of an accounting adjustment recorded in that quarter, as management considers this to be a more meaningful comparison with the other periods presented. If the additional revenue included in the cumulative effect of an accounting adjustment had been included in the computation, the ratio would have been 62% for the quarter ended December 31, 2003.

(c)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income. The ratio presented for the quarter ended December 31, 2003 excludes the impact of revenue and expense included in the cumulative effect of an accounting adjustment recorded in that quarter, as management considers this to be a more meaningful comparison with the other periods presented. If the additional revenue and expense included in the cumulative effect of an accounting adjustment had been included in this computation, the ratio would have been 66% for the quarter ended December 31, 2003.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	First Quarter 2004			Fourth Quarter 2003			First Quarter 2003
Dollars in millions, except per share data Unaudited	Pretax Impact	Net Income	Fully diluted earnings per share	Pretax Impact	Net Income	Fully diluted earnings per share	Pretax Impact	Net Income	Fully diluted earnings per share
RECONCILIATION OF QUARTERLY GAAP EARNINGS TO NORMALIZED EARNINGS (a)

Quarterly results as reported on a GAAP basis		$328	$1.15		$274	$.98		$262	$.92
Normalization adjustments:
Cumulative effect of accounting change (b)					28	.10

Reported results excluding above item		328	1.15		302	1.08		262	.92
Gains on loans held for sale, net of valuation adjustments (c)	$(28)	(18)		$(16)	(10)		$(15)	(10)
Gain on sale of modified coinsurance contracts (d)	(34)	(22)
Gain on sale of certain Hawthorn investment consulting activities (e)	(10)	(7)
United National acquisition one-time costs (f)	10	7
Equity management (gains) losses (g)	(7)	(5)					4	3
Vehicle leasing settlement (h)				(25)	(16)
Net securities gains (i)							(16)	(11)
Facilities charge (j)							23	15
Liquidation of PAGIC entities (j)
Net securities gains (i)							(25)	(16)
Liquidation costs							29	19

Liquidation of PAGIC, net							4	3
Legal and consulting fees related to regulatory compliance and certain legal proceedings (k)				1			2	1

Total normalization adjustments		(45)	(.16)		(26)	(.09)		1	.00

Quarterly results as adjusted to reflect normalized earnings		$283	$.99		$276	$.99		$263	$.92

(a)	This reconciliation is provided so that users of the Corporation’s financial information (shareholders, investor analysts, regulators and others) have a basis for comparison of the Corporation’s results for the periods presented that supplements results as reported in accordance with generally accepted accounting principles (“GAAP”). Management believes that this additional information is useful and relevant as it identifies and summarizes the impact of significant items included in reported GAAP earnings that management believes are not a reflection of the Corporation’s core operating performance for the periods presented.

(b)	Represents the Corporation’s adoption, effective October 1, 2003, of Derivatives Implementation Group Statement 133 Implementation Issue No. B36, “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments.” The impact of the adoption of DIG B36 was required to be reported as the cumulative effect of a change in accounting principle. Accordingly, this amount has been removed from the computation of normalized earnings.

(c)	The Corporation has realized gains, net of valuation adjustments, on disposition of loans designated as held for sale as part of its institutional lending repositioning initiative. These assets and underlying customer relationships are not included in the Corporation’s ongoing business strategy for Wholesale Banking. Accordingly, these amounts have been removed from the computation of normalized earnings.

(d)	Effective January 1, 2004, PNC discontinued reinsuring new annuity contracts and sold its existing book of business, resulting in a gain recognized during the first quarter of 2004. Management believes this transaction is not indicative of ongoing business operations and, therefore, the amount has been removed from the computation of normalized earnings.

(e)	PNC sold certain investment consulting activities of PNC Advisors’ Hawthorn unit during the first quarter of 2004. Management believes this transaction is not indicative of ongoing business operations and, therefore, the amount of gain has been removed from the computation of normalized earnings.

(f)	Management believes that the one-time costs associated with the merger, effective January 1, 2004, of United National Bancorp with and into a subsidiary of PNC are not indicative of ongoing business operations and, therefore, have been removed from the computation of normalized earnings.

(g)	Private equity investment activities have been conducted at a more moderate pace than in prior years and emphasis is being placed on the management of capital for other investors, for which the Corporation generates fee income. Fair value adjustments on the existing portfolio of investments are not managed outcomes from these activities. Accordingly, valuation gains and losses have been removed from the computation of normalized earnings.

(h)	PNC recognized a pretax charge of $135 million in late 2001 in connection with the vehicle leasing business that included exit costs and additions to reserves related to insured residual value exposures in that business. During the fourth quarter of 2003 PNC recognized the benefit of a $25 million settlement related to the vehicle leasing business. This settlement was reached with insurance carriers regarding certain residual value claims for which a reserve had been provided in 2001. Management believes this settlement is not indicative of ongoing business operations and, therefore, the amount has been removed from the computation of normalized earnings.

(i)	Certain net gains or losses from the disposition of securities designated as available for sale are a recurring component of the Corporation’s balance sheet and interest rate risk management process. Based on the current portfolio and interest rate environment, management believes that net securities gains in excess of $15 million on a quarterly basis may not be sustainable, indicative of future performance, or reflect the Corporation’s business strategy. Accordingly, this excess amount has been removed from the computation of normalized earnings.

Total net securities gains were $15 million for the first quarter of 2004 (consisting of $2 million in Regional Community Banking and $13 million in “Other”). Total net securities gains were $15 million for the fourth quarter of 2003 (consisting of $1 million in Regional Community Banking, $(1) million in BlackRock and $15 million in “Other”). Total net securities gains were $56 million for the first quarter of 2003 (consisting of $23 million in Wholesale Banking and $2 million in “Other,” both related to the liquidation of the PAGIC entities; and $31 million of other net securities gains in “Other”).

(j)	The costs related to liquidation of the PAGIC entities and the facilities charge related to leased properties recognized during the first quarter of 2003 are each transactions that management does not believe are representative of the ongoing operating activities of the Corporation and each has been removed from the computation of normalized earnings.

(k)	These expenses represent matters not arising out of the operation of the Corporation’s business in the ordinary course. Therefore, management believes these expenses are not indicative of the Corporation’s legal and regulatory affairs related to its business operations and has removed such expenses from the computation of normalized earnings.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the quarter ended
In millions Unaudited	March 31 2004	December 31 2003	March 31 2003
BUSINESS SEGMENT EARNINGS (LOSS) (a)
Banking businesses
Regional Community Banking	$102	$127	$106
Wholesale Banking	122	117	94
PNC Advisors	31	20	20

Total banking businesses	255	264	220

Asset management and processing businesses
BlackRock	55	41	35
PFPC	16	18	13

Total asset management and processing businesses	71	59	48

Total business segment earnings	326	323	268
Other	2	(21)	(6)

Results before cumulative effect of accounting change	328	302	262
Cumulative effect of accounting change		(28)

Total consolidated	$328	$274	$262

Dollars in millions, except per share data Unaudited	March 31 2004	December 31 2003	March 31 2003
BALANCE SHEET DATA
Assets	$74,115	$68,168	$68,619
Earning assets	61,572	56,361	56,205
Loans, net of unearned income	37,519	34,080	35,245
Allowance for credit losses	604	632	680
Securities	16,941	15,690	14,973
Loans held for sale	1,548	1,400	1,702
Deposits	48,125	45,241	47,081
Borrowed funds	13,722	11,453	8,534
Allowance for unfunded loan commitments and letters of credit	90	90	77
Shareholders’ equity	7,230	6,645	6,792
Common shareholders’ equity	7,221	6,636	6,783
Book value per common share	25.61	23.97	24.05
Loans to deposits	78%	75%	75%

ASSETS UNDER MANAGEMENT (billions) (b)	$361	$354	$313

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$683	$667	$573
Custody assets	$411	$401	$347

CAPITAL RATIOS
Tier 1 Risk-based (c)	9.0%	9.5%	8.7%
Total Risk-based (c)	13.0	13.8	12.3
Leverage (c)	7.7	8.2	8.0
Shareholders’ equity to assets	9.76	9.75	9.90
Common shareholders’ equity to assets	9.74	9.73	9.89

ASSET QUALITY RATIOS
Nonperforming assets to total loans,
loans held for sale and foreclosed assets	.59%	.92%	1.10%
Nonperforming loans to total loans	.49	.78	.95
Net charge-offs to average loans (for the three months ended)	.68	.57	.42
Allowance for credit losses to total loans	1.61	1.85	1.93
Allowance for credit losses to nonperforming loans	330	238	203

(a)	See PNC’s Current Report on Form 8-K dated April 5, 2004 regarding changes to the presentation of the results of the Corporation’s business segments.
(b)	Balance at March 31, 2004 reflects the first quarter 2004 sale of certain activities of the investment consulting business of Hawthorn and the expected resulting movement of accounts from assets under management to nondiscretionary assets under administration.
(c)	Estimated for March 31, 2004.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

Impact of United National (UNB) Acquisition on Consolidated Results

Summary Consolidating Income Statement and Average Balance Sheet

For the three months ended March 31, 2004—in millions	PNC excluding UNB	UNB	Consolidated PNC
SUMMARY INCOME STATEMENT
Total interest income	$631	$35	$666
Total interest expense	167	5	172

Net interest income	464	30	494
Provision for credit losses	6	6	12

Net interest income less provision for credit losses	458	24	482
Total noninterest income	904	7	911
Total noninterest expense	863	32	895

Income before minority and noncontrolling interests and income taxes	499	(1)	498
Minority and noncontrolling interests in income of consolidated entities	7		7
Income taxes	164	(1)	163

Net income	$328		$328

SUMMARY AVERAGE BALANCE SHEET
Loans
Consumer
Home equity	$10,112	$103	$10,215
Indirect	546	228	774
Other consumer	1,190	161	1,351

Total consumer	11,848	492	12,340
Commercial loans	14,464	457	14,921
Commercial real estate	1,822	427	2,249
Residential mortgages	2,938	554	3,492
Lease financing	3,384	7	3,391
Other	354		354

Total loans, net of unearned income	34,810	1,937	36,747
Allowance for credit losses	(628)	(25)	(653)
Loans held for sale	1,560		1,560
Securities	15,561	712	16,273
Goodwill	2,403	556	2,959
Other assets	15,621	516	16,137

Total assets	$69,327	$3,696	$73,023

Deposits
Noninterest-bearing demand	$10,964	$386	$11,350
Interest-bearing demand	7,559	314	7,873
Money market	15,192	389	15,581

Total transaction deposits	33,715	1,089	34,804
Savings	2,182	408	2,590
Certificates of deposit and other deposits	9,192	737	9,929

Total deposits	45,089	2,234	47,323
Borrowed funds	12,103	1,044	13,147
Other liabilities	5,052	58	5,110

Total liabilities	62,244	3,336	65,580
Minority and noncontrolling interests in consolidated entities	434		434
Shareholders’ equity	6,649	360	7,009

Total liabilities, minority and noncontrolling interests and shareholders’ equity	$69,327	$3,696	$73,023